FOR IMMEDIATE RELEASE
                                                                October 28, 2005


                   BEKEM METALS, INC. ANNOUNCES ACQUISITION OF
                               KAZAKH METALS, INC.

         SALT LAKE CITY, UTAH (PR Newswire) Bekem Metals, Inc., (OTCBB: BKMM.OB) announced today that it has acquired Kazakh Metals, Inc., a British Virgin Islands, international business company, ("KMI") in exchange for 61,200,000 shares of Bekem Metals common stock. The primary asset of KMI is its wholly owned subsidiary Kyzyl Kain Mamyt LLP, a Kazakhstan limited liability partnership, ("KKM"). KKM holds exploration and production licenses from the Government of Kazakhstan to a 1,637 square kilometer territory (404,682 acres), known as the Kempirsai deposit in northwestern Kazakhstan. The licenses grant KKM the right to explore for and produce nickel and cobalt from the Kempirsai deposit. KKM also holds a license to explore for and produce Mamyt brown coal from a deposit located nearby the Kempirsai deposit.

         Mr. Marat Cherdabayev, President of Bekem Metals, Inc. said, "Our principal business focus is to build Bekem Metals into a leading nickel and cobalt producer. With this acquisition, we now own rights to ore deposits in northwestern and northeastern Kazakhstan. We believe this will enhance our access ability to develop extensive client bases in China, India, southeastern Asia and Europe, as well as within Kazakhstan."

         The Acquisition Agreement between Bekem Metals, Kazakh Metals and the shareholders of Kazakh Metals was executed on October 24, 2005. With the execution of the agreement, the Kazakh Metals shareholders now own approximately 61% of the outstanding common stock of the Company. This transaction did not, however, result in a change in control of the Company because Bekem Metals and Kazakh Metals shared certain common stockholders. The transaction likewise will not result in a change in the executive officers or board of directors of Bekem Metals.

         Bekem Metals is engaged in the exploration and production of nickel, cobalt and other minerals in Kazakhstan. The Company maintains administrative offices in Salt Lake City, Utah and Almaty, Kazakhstan.

         For more information please contact Marat Cherdabayev at (801)
746-3700.

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the sufficiency of funds and other risks described in the Company's periodic reports on file with the Securities and Exchange Commission.